Exhibit 99.4

FORM OF NOTICE TO CLIENTS OF SHAREHOLDERS WHO ARE ACTING AS NOMINEES

[Letterhead of Dealer, Bank, Trust Company or Nominee]

                 , 2016

To Our Clients:

Enclosed for your consideration are the Prospectus, dated                  , 2016 (the “Prospectus”) and other materials relating to the rights offering (the “Rights Offering”) by Corning Natural Gas Holding Corporation (the “Company”) of the Company’s securities, pursuant to subscription rights distributed to all holders of record of shares of the Company’s common stock as of 5:00 p.m., New York City time, on                  , 2016, the record date, referred to as the “basic subscription privilege.” The subscription rights will expire at 5:00 p.m., New York City Time, on                  , 2016, unless extended by the board of directors of the Company.

Each non-transferable subscription right entitles the holder, subject to certain limitations, to purchase either: (i) one-eighth share of the Company’s 6% Series A Cumulative Preferred Stock, par value $0.01 per share, for $25.00 per share (“Series A Cumulative Stock”), or (ii) one-sixth share of the Company’s 4.8% Series B Convertible Preferred Stock, par value $0.01 per share, for $20.75 per share (“Series B Convertible Stock. The Series A Cumulative Stock and the Series B Convertible Stock will not be listed on any securities exchange.

The subscription rights are not transferable.

If any holders of rights do not exercise their basic subscription privilege in full, then holders of rights will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the number of unsubscribed shares of Series A Cumulative Stock or Series B Convertible Stock, if any, at the same subscription price as the basic subscription privilege. A holder must exercise the basic subscription privilege in full in order to exercise the over-subscription privilege. If over-subscription requests exceed the number of shares available, the available shares of Series A Cumulative Stock and Series B Convertible Stock will be allocated pro rata among the holders of subscription rights exercising the over-subscription privilege as described in the prospectus.

The Company will not issue or pay cash in place of fractional rights, fractional units or fractional shares. Instead, the Company will round down any fractional rights to the nearest whole right, any resulting units to the nearest whole unit and any resulting fractional shares to the nearest whole share.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your subscription rights.

Enclosed for your review are copies of the following documents:

1.	Prospectus;

2.	Instructions as to Use of Subscription Rights Certificate; and

3.	Beneficial Owner Election Form.

If you wish to have us, on your behalf, exercise the subscription rights for any units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the enclosed Beneficial Owner Election Form.

Your instructions to us on the Beneficial Owner Election Form should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the                  , 2012. You are encouraged to forward your instructions to us at least five business days before the expiration of the Rights Offering (or earlier if you intend to pay the subscription price by uncertified personal check) to allow us ample time to act upon your instructions.

Once you exercise your subscription rights, you cannot revoke the exercise of either your basic or over-subscription privilege. The Company reserves the right to reject any or all subscriptions not properly or timely submitted.

If you have any questions concerning the Rights Offering, please feel free to contact us at [            ].

Very truly yours,

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